Exhibit 4.3

ROYAL BANK OF SCOTLAND PLC

OFFICER’S CERTIFICATE OF CORPORATE AUTHORIZATION PURSUANT
TO SECTION 3.01 OF THE INDENTURE

3.95% Senior Notes due September 21, 2015

September 20, 2010

Pursuant to the resolutions of a sub-committee of the Board of Directors of The Royal Bank of Scotland plc (the “Company”) dated September 10, 2010, provided as Exhibit A hereto and pursuant to Section 3.01 of the senior debt securities indenture dated August 13, 2010 (the “Indenture”), by and between the Company, as issuer, The Royal Bank of Scotland Group plc, as guarantor, and The Bank of New York Mellon, London Branch, as trustee:

I, Ron Huggett, Deputy Group Treasurer of the Company, approve the terms of the Senior Notes and, subject to Article 9 of the Indenture, hereby certify as follows:

(a)  The title of the Senior Notes shall be “3.95% Senior Notes due September 21, 2015” (the “Senior Notes”);

(b)  The aggregate principal amount of the Senior Notes that may be authenticated and delivered under the Indenture shall not initially exceed $2,000,000,000 (except as otherwise provided in the Indenture);

(c)  Principal on the Senior Notes shall be payable on September 21, 2015;

(d) The Senior Notes shall be issued in global registered form on September 20, 2010 and shall bear interest from September 20, 2010 at an annual rate of 3.95%, payable semi-annually on March 20 and September 20 (each, an “Interest Payment Date”).  Interest on the Senior Notes will be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.  The Regular Record Dates for the Senior Notes will be the sixth day of each March and September, whether or not a Business Day, preceding the relevant Interest Payment Date;

(e)  No premium, upon redemption or otherwise, shall be payable by the Company on the Senior Notes;

(f)  Principal of and any interest on the Senior Notes shall be paid to the Holder through The Bank of New York Mellon, as paying agent of the Company having offices in London, United Kingdom;

(g)  The Senior Notes shall not be redeemable except as provided in Section 11.08 of the Indenture.  In connection with any redemption of Senior Notes pursuant to Section 11.08 of the Indenture, the date referenced therein shall be September 13, 2010;

(h)  Other than with respect to any redemption of the Securities pursuant to Section 11.08 of the Indenture, the Company shall have no obligation to redeem or purchase the Securities pursuant to any sinking fund or analogous provision;

(i)  The Senior Notes shall be issued only in denominations of $1,000 and integral multiples of $1,000;

(j)  The principal amount of the Senior Notes shall be payable upon the declaration of acceleration thereof pursuant to Section 5.02 of the Indenture;

(k)  Additional Amounts shall only be payable on the Senior Notes pursuant to Section 10.04 of the Indenture;

(l)  The Senior Notes shall not be converted into or exchange at the option of the Company or otherwise for stock or other securities of the Company;

(m)  The Senior Notes shall be denominated in, and payments thereon shall be made in, U.S. Dollars;

(n)  The payment of principal of (and premium, if any) or interest, if any, on the Senior notes shall be payable in the coin or currency of the United States of America;

(o)  The payment of principal of (and premium, if any) or interest, if any, on the Senior notes shall be payable only in the coin or currency in which the Senior Notes are denominated which, pursuant to (n) above, shall be the coin or currency of the United States of America;

(p)  The Senior Notes will be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be Cede & Co., as nominee of The Depository Trust Company;

(q)  The Senior Notes will not be issued in definitive form;

(r)  There is no Calculation Agent for the Senior Notes;

(s)  The Events of Default on the Senior Notes are as provided for in the Indenture;

(t)  The form of the Senior Note is attached as Exhibit B hereto, including the guarantee endorsed thereon;

(u) The Company may issue additional Senior Notes (“Additional Senior Notes”) after the date hereof having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public and issue date, provided that such Additional Senior Notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes, or constitute a “qualified reopening” for U.S. federal income tax purposes.  Any such Additional Senior Notes, together with the Senior Notes will constitute a single series of securities under the Indenture.

The resolutions set forth in Exhibit A hereto (i) have been duly adopted by an authorized sub-committee of the Board of Directors of Company and (ii) are in full force and effect as of the date hereof;

All terms used but not defined herein shall have the meaning provided in the Indenture.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

Signed:	/s/ Ron Huggett
	Name:	Ron Huggett
	Title:	Deputy Group Treasurer

[Signature page to RBS’s Section 3.01 Officer’s Certificate]